EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of December 8, 2008, by and between Wilshire Enterprises, Inc., a Delaware corporation (the “Employer”), and Kevin B. Swill, an individual[*****] (the “Executive”).

RECITAL

WHEREAS, the Employer and the Executive desire to set forth the terms pursuant to which the Executive will be employed by the Employer as the President and Chief Operating Officer of the Employer;

NOW, THEREFORE, the Employer and the Executive hereby agree as follows:

Section 1.                              Employment.

(a)           The Employer shall employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter provided, for a term (the “Initial Term”) commencing on January 5, 2009 (the “Effective Date”) and expiring on December 31, 2010 (the “Initial Expiration Date”).  The Initial Term shall be automatically extended for an additional one (1) year period on the Initial Expiration Date and on each anniversary date of the Initial Expiration Date, unless on or before the Initial Expiration Date and each such anniversary date either party provides at least ninety (90) days prior written notice to the other of its (or his) intent not to extend the then current term. The Initial Term and any renewal period hereunder are referred to herein as the “Term”.

(b)           The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against the Executive according to its terms, and that the execution and performance of this Agreement by the Executive does not violate the terms of any existing agreement or understanding to which the Executive is a party.

Section 2.                              Duties.  The Executive shall report to the Chairman of the Board and Chief Executive Officer of the Employer and have the title of President and Chief Operating Officer of the Employer. The Executive shall have such duties as are consistent with the Executive’s experience, expertise and position as President and Chief Operating Officer, and as shall be assigned to the Executive from time to time by the Chairman of the Board and Chief Executive Officer.  During the Term, except for vacation in accordance with the provisions of this Agreement and the Employer’s policies or due to illness or incapacity, the Executive shall devote all of the Executive’s business time, attention, skill and efforts exclusively to the business and affairs of the Employer.  Notwithstanding the foregoing, to the extent that the following does not impair the Executive’s ability to perform the Executive’s duties pursuant to this Agreement, the Executive may make personal investments in such form or manner as will not require the Executive’s services in the operation or affairs of the business in which such investments are made; provided, however, that the Executive shall advise the Employer’s Chairman of the Board and Chief Executive Officer of, and grant the Employer a right of first refusal with respect to, any potential business opportunity he becomes aware of that is similar to the types of investments and transactions that the Executive (i) set forth in the business plan he provided to the Chairman of the Board and Chief Executive Officer of the Employer or (ii) described to the Employer’s Board of Directors, including, without limitation, joint ventures, loan syndications, real estate investments and related financings and acquisitions.

Section 3.                              Compensation.  For all services rendered by the Executive hereunder during the Term, the Executive shall be compensated as follows:

(a)           Salary.  The Employer shall pay the Executive an initial fixed salary (“Base Salary”) at a rate of $250,000 per annum from the Effective Date.  Such Base Salary shall be subject to periodic review and may be increased by the Employer’s Board of Directors (or its Compensation Committee) in its discretion.  Such Base Salary may only be reduced by the Board of Directors (or its Compensation Committee) if and by the same percentage that the salaries of all other executive officers of the Employer are also so reduced.  The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be changed from time to time in accordance with the terms of this Agreement.  The Base Salary shall be payable in accordance with the customary payroll practices of the Employer.

(b)           Restricted Shares.  Upon joining the Employer on the Effective Date, the Executive shall be granted 125,000 restricted shares (the “Restricted Shares”) of the Employer’s common stock pursuant to the Employer’s 2004 Stock Option and Incentive Plan (the “Plan”).  A total of one half of such Restricted Shares shall vest on the one year anniversary of the Effective Date, and the remaining one half of such Restricted Shares shall vest on the Initial Expiration Date, provided that the Executive is an employee of the Employer on the respective vesting dates.  The Executive acknowledges that (x) the Plan currently provides that all shares subject to restricted share grants made under the Plan shall immediately vest upon a change in control as defined in such Plan, (y) clause (i) of the definition of change in control in Article 12 of such Plan (the “Clause”) currently provides that if a person or group acquires more than 15% of the Employer’s stock a change in control under the Plan would occur, and (z) the Employer has adopted a shareholder protection rights plan pursuant to which a “Beneficial Owner” (as defined in such rights plan) may surpass the above-mentioned 15% threshold without becoming an “Acquiring Person” (as defined in such rights plan).  The Executive hereby agrees that with respect to his Restricted Shares, the Clause shall be inapplicable, and he hereby waives any and all benefits to which he would be entitled by virtue of the Clause with respect to such Restricted Shares, intending that such waiver be binding upon him and his successors and assigns.  Except as set forth in Section 5, any Restricted Shares that have not vested as of the date of the Executive’s termination of employment shall be forfeited effective on such date of termination.  Complete terms of the Restricted Shares shall be set forth in a restricted stock agreement prepared by the Employer.

(c)           Benefit Plans.  Except as expressly modified by this Agreement, the Executive shall be entitled to participate in all employee benefit plans or programs, including without limitation health and medical benefit plans, generally made available by the Employer to executive officers of the Employer, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the executive officers of the Employer.

(d)           Automobile Allowance.  The Employer shall provide the Executive with a car allowance of $1,000 per month.  All expenses relating to such automobile, including without limitation gasoline, maintenance, repairs and insurance, shall be the responsibility of the Executive.

(e)           Vacation.  The Executive shall be entitled to five (5) weeks vacation per calendar year during the Term, provided that not more than two (2) of such weeks shall be consecutive without the prior approval of the Employer’s Chairman of the Board.

(f)           Bonus.  The Executive shall be eligible to receive such bonuses, if any, as the Employer’s Board of Directors (or its Compensation Committee) may award from time to time in its discretion.

Section 4.                              Business Expenses.  The Employer shall pay or reimburse the Executive for all necessary and customary expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, including without limitation reasonable and customary business expenses incurred to entertain the Employer’s clients, provided, however, that the Employer shall not pay or reimburse the Executive for country club membership fees.  Such reimbursement shall be subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses); provided, however, that in no event shall reimbursement be made later than December 31 of the year following the year in which the expense was incurred.

Section 5.                              Effect of Termination of Employment.

(a)           Termination Generally.  Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time by either the Employer without “Cause” or the Executive for “Good Reason” (each as defined below); provided, however, that the party desirous of terminating this Agreement shall give the other party at least thirty (30) days’ prior written notice of such termination.  The Employer may, in lieu of the notice period, pay the Executive’s Base Salary for the notice period.  The date specified in any notice of termination as the Executive’s final day of employment and, in all other cases, the Executive’s actual final day of employment, shall be referred to herein as the “Termination Date.”  In addition, the parties acknowledge that the Executive has been appointed to the Employer’s Board of Directors.  The Executive agrees that in the event of the Executive’s termination of employment by the Employer with or without Cause, or by the Executive for Good Reason, the Executive shall resign on the Termination Date as a director of the Employer and any and all subsidiaries of the Employer which he may be serving as a director.  If the Executive’s employment terminates due to notice of non-renewal of the Term by either the Employer or the Executive, the Executive shall, upon the request of the Employer, resign as a director of the Employer and any and all subsidiaries of the Employer which he may be serving as a director.

(b)           Accrued Obligations.  Except as set forth in this Section 5, in the event that Executive’s employment hereunder is terminated for any reason, then Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than (i) payment of Executive’s unpaid Base Salary under Section 3(a) through the Termination Date, (ii) payment of any unpaid accrued vacation or business expenses, (iii) payment of any other unpaid amounts due and owing under any employee benefit plans and (iv) the opportunity to continue health coverage under the Employer’s group health plan in accordance with “COBRA” (“COBRA Coverage”) (the foregoing payments and benefits are collectively referred to herein as “Accrued Obligations”).

(c)           Termination Without Cause, Resignation for Good Reason; Termination Following a Change in Control.

(1)           In the event that the Employer terminates the Executive’s employment hereunder during the Term without Cause or the Executive resigns during the Term for Good Reason, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than:  (i) the Accrued Obligations and (ii) an amount (the “Severance Amount”) calculated as follows:

(A)        the Executive’s Base Salary in effect on the Termination Date shall be divided by twelve (12) (such amount, the “Monthly Base Salary Amount”); and

(B)         the Monthly Base Salary Amount shall be multiplied by eleven (11).

The Severance Amount shall be payable in accordance with the Employer’s payroll practices as in effect on the Termination Date.

(2)           Except as set forth below, all of the Executive’s Restricted Shares that have not vested as of the Termination Date shall be forfeited and any stock options previously granted to the Executive shall be exercisable, to the extent exercisable on the Termination Date, for the period specified in the Plan as in effect on the Termination Date.

(3)           Notwithstanding the foregoing, if, within twelve months following a “Change in Control” (defined below), the Executive’s employment is terminated by the Employer without Cause or the Executive resigns for Good Reason, then the Executive shall receive (i) the Accrued Obligations, (ii) the Change in Control Amount (defined below) payable within thirty (30) days following the Executive’s Termination Date, subject to Section 20 hereof, and (iii) all of the Executive’s Restricted Shares and stock options (to the extent not already vested) shall become fully vested on the Termination Date, and the Executive shall be permitted to exercise any such options for the period specified in the Plan as in effect on the Termination Date.  If a Change in Control occurs during the first twelve (12) months of the Initial Term, the “Change in Control Amount” shall equal the Monthly Base Salary Amount multiplied by the number of full calendar months remaining in the Initial Term, beginning with the first full calendar month after the Termination Date.  If a Change in Control occurs at any time after the one year anniversary of the Effective Date, the “Change in Control Amount” shall equal the Monthly Base Salary Amount multiplied by twelve (12).

(d)          Death or Disability.  The Executive’s employment with the Employer shall terminate upon Executive’s death or “Disability” (defined below), in which case the Executive (or his estate and heirs) shall be entitled to no compensation or other benefits of any kind whatsoever under this Agreement other than the Accrued Obligations.  In addition, the Executive (or his estate and heirs) shall be permitted to exercise any stock options (to the extent exercisable on the Termination Date) for the period specified in the Plan as in effect on such Termination Date.  All unvested Restricted Shares held by the Executive as of the Termination Date shall be forfeited.

(e)           Termination Due to Non-Renewal.  If the Executive’s employment with the Employer terminates due to notice of non-renewal of the Term by the Executive or the Employer in accordance with Section 1(a), then the Executive shall be entitled to the Accrued Obligations, plus the Monthly Base Salary Amount multiplied by three (3), provided that if this Agreement has been in effect for at least five (5) years and the Executive’s employment terminates due to notice of non-renewal of the Term by the Employer in accordance with Section 1(a), then the Executive shall be entitled to the Accrued Obligations, plus the Monthly Base Salary Amount multiplied by six (6).  In addition, in the case of nonrenewal (regardless of whether the notice was provided by the Executive or the Employer), the Employer shall waive the Executive’s COBRA premium for the first three (3) months following the Termination Date in the event that the Executive elects COBRA coverage, provided that if this Agreement has been in effect for at least five (5) years and the Executive’s employment terminates due to notice of non-renewal of the Term by the Employer in accordance with Section 1(a), the Employer shall waive the Executive’s COBRA premium for the first six (6) months following the Termination Date in the event that the Executive elects COBRA coverage.  Any options held by the Executive at such time (to the extent vested as of the Termination Date) shall be exercisable for the period specified in the Plan as in effect at such time.  All unvested Restricted Shares held by the Executive as of the Termination Date shall be forfeited.

(f)           Release.  Payment of any amounts under this Section 5 (other than the Accrued Obligations) shall be contingent upon Executive executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, which release shall be provided to the Executive within five (5) business days following the Termination Date, and which must be executed by the Executive and become effective within thirty (30) days thereafter.  Severance payments under this Section 5 that are contingent upon such release shall commence within ten (10) days after such release becomes effective.

(g)           Termination With Cause.  The Employer may terminate this Agreement immediately for “Cause” by giving written notice to the Executive. In the event that this Agreement is terminated pursuant to this Section 5(g), the Executive shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Termination Date set forth in the notice given by the Employer to the Executive, and shall be entitled to receive only the Accrued Obligations.  All unexercised stock options and unvested Restricted Shares held by the Executive as of the Termination Date shall be forfeited.

(h)          Definitions.

(i) “Cause” shall mean: (1) the Executive’s conviction of, or plea of nolo contendre to, a felony involving dishonesty, disloyalty, fraud or moral turpitude; (2) the Executive’s material breach of any material obligation of the Executive under this Agreement; or (3) the Executive’s engaging in conduct constituting a material breach of any fiduciary duty owed by the Executive to the Employer.

(ii) “Good Reason” shall mean (1) a material diminution in any of the Executive’s base compensation, duties or responsibilities (provided that assignment to Executive of duties and responsibilities consistent with that of an executive officer shall be conclusively deemed not to be a material diminution of duties or responsibilities) without his agreement; (2) the Executive being required to relocate his office to a location outside of a fifty (50) mile radius of the Employer’s existing executive offices in Newark, New Jersey; (3) there being a material reduction in the overall value of the employee benefits being provided to the Executive, unless the reduction is effective for all senior executive employees of the Employer; or (4) a material breach by the Employer of any of its obligations to the Executive under this Agreement.  No circumstances described in clauses (1) through (4) above shall constitute “Good Reason” unless the Executive provides the Chairman of the Board with written notice of the Executive’s objection to such circumstances within sixty (60) days after such circumstances first occur, and the Employer fails to remedy those circumstances within thirty (30) days of receipt of such notice.

(iii) “Change in Control Event” shall be deemed to have occurred if any of the following events occur:

(a)
the approval by the stockholders of the Employer of (i) any consolidation or merger of the Employer, in which the holders of voting stock of the Employer immediately before the consolidation or merger will not own 50% or more of the voting shares of the continuing or surviving corporation immediately after such consolidation or merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or series or related transactions) of all or substantially all of the assets of the Employer; or

(b)
a change of 25% (rounded to the next whole percent) in the membership of the Board of Directors within a 12-month period, unless the election, or nomination for election by stockholders, of each new director within such period was approved by the vote of 80% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of such 12-month period.

(iv) “Disability” shall mean that Executive is incapable of performing his principal duties due to physical or mental incapacity or impairment for 180 consecutive days, or for 240 non-consecutive days, during any 12 month period.

Section 6.                              Confidentiality and Covenants Against Competition, Solicitation, Disparagement.

(a)           The Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Employer places him in a position of confidence and trust with employees, customers, and suppliers of the Employer.  The Executive further agrees and acknowledges that in the course of the Executive’s employment with the Employer, the Executive has been and will be privy to confidential information of the Employer.  The Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Employer that the Executive make the covenants contained herein.  Accordingly, the Executive agrees that while employed by the Employer and during the “Restrictive Period” (defined below), the Executive shall not (without the express prior written consent of the Employer), directly or indirectly,

(i) become Associated With any Competing Business in the Territory; or

(ii) solicit, sell, call upon or induce others to solicit, sell or call upon, directly or indirectly, any customer or prospective customer of the Employer for the purpose of inducing any such customer or prospective customer to purchase, license or lease a product or service of a Competing Business in the Territory; or

(iii) employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a consultant, any person who is, or was at any time within twelve (12) months prior to the Executive’s Termination Date, an employee of, or exclusive consultant to, the Employer.

(b)          For purposes of this Section 6, the term:

(i) “Employer” shall include the Employer, and any of its subsidiaries or affiliates.

(ii) “Competing Business” means any business opportunity, investment or transaction that the Employer was actively considering, reviewing or working on at the Executive’s Termination Date, regardless of whether or not the Executive brought such business opportunity, investment or transaction to the Employer.

(iii) “Associated With” means serving as an owner, officer, employee, independent contractor, agent or a holder of 5% or more of any class of equity securities of, director, trustee, member, consultant or partner of any person, corporation or other entity engaged in a Competing Business.

(iv) “Restrictive Period” means the twelve (12) month period commencing on the Executive’s Termination Date.

(v) “Territory” means the states of New Jersey, New York and Connecticut.

(c)           If the Executive commits a breach or is about to commit a breach, of any of the provisions of this Section 6, the Employer shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer.  In addition, the Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)           Executive shall not make any negative or disparaging comments regarding the Employer or its subsidiaries or affiliates, or any of their respective officers, directors, shareholders, partners, members, managers, agents or employees (collectively, the “Representatives”), including regarding the performance of the Employer or such subsidiaries or affiliates, or otherwise take any action that could reasonably be expected to adversely affect the Employer or its subsidiaries or affiliates or the personal or professional reputation of any of their respective Representatives; and the Employer and its Representatives shall not make any negative or disparaging comments regarding Executive, or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of Executive.  Disclosure of information required to be disclosed by either party pursuant to any applicable law, court order, subpoena, compulsory process of law, or governmental decree shall not constitute a violation or breach of this Section 6(a); provided, that the disclosing party delivers written notice of such required disclosure to the other parties promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law, or governmental decree.

(e)           The Executive further agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, or materials principally relating to the businesses of the Employer or any of its subsidiaries or affiliates and made by the Executive or that came or come into the Executive’s possession by reason of the Executive’s employment by the Employer are the property of such entities and shall not be used by the Executive in any way adverse to the interests of the Employer or any of its subsidiaries or affiliates.  The Executive will not, during the Term and thereafter, deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of a duly authorized representative of the Employer.  During or after termination of the Executive’s employment with the Employer, the Executive will not publish, release or otherwise make available to any third party any information describing any trade secret or other confidential information of the Employer without prior specific written authorization of the Employer.

(f)           During the Term and thereafter, the Executive will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Employer that have been or may be obtained by the Executive by reason of the Executive’s employment by the Employer.  The Executive will not, without written authority from the Employer to do so, use for the Executive’s own benefit or purposes, nor disclose to others, either during the Executive’s employment by the Employer or thereafter, any trade secret or other confidential information relating to the business of the Employer, except as required in the course of the Executive’s employment with the Employer, or as required by law, or as (and only to the extent) required pursuant to legal process or by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency (and then only after providing the Employer with the opportunity to prevent such disclosure or to receive confidential treatment for the confidential information required to be disclosed); and the Executive will not take or retain or copy any of the information, customer lists or other documents of the Employer.  This Section 6(f) shall not apply with respect to information which has been voluntarily disclosed to the public by or with the consent of the Employer, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

(g)           For purposes of this Agreement, the term “trade secret” shall include, but not be limited to, information encompassed in all plans, proposals, marketing and sales plans, customer lists, mailing lists, financial information, costs, pricing information, and all concepts or ideas in or reasonably related to the businesses of the Employer (whether or not divulged by the Executive or other employees or agents of the Employer) that have not previously been publicly released by duly authorized representatives of the Employer.

(h)           Executive acknowledges that the type and periods of restriction imposed in the provisions of this Section 6 are fair and reasonable and are reasonably required for the protection of the Employer and the goodwill associated with the business of the Employer; and that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated parties and are given as an integral part of this Agreement.  The Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood.  If any of the covenants in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions.  If any of the covenants contained in this Section 6, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, such provision shall then be enforceable.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state or other jurisdiction within the geographical scope of such covenants.  In the event that the courts of any one or more of such states or other jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants.  The existence of any claim or cause of action by the Executive against the Employer shall not constitute a defense to the enforcement by the Employer of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(i)           The Executive further agrees that a copy of a summons and complaint seeking the entry of such order may be served upon the Executive by certified mail, return receipt requested, at the address set forth above or at any other address which the Executive shall designate in a writing addressed to the Employer in the manner that notices are to be addressed pursuant to Section 9 of this Agreement.

Section 7.                              Assignment of Developments; Works for Hire.  If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary or affiliate of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries or affiliates) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer.

Upon disclosure of each Development to the Employer, the Executive will, during the Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a)           to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)           to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

Section 8.                              Withholding Taxes.  The Employer may directly or indirectly withhold from any payments to be made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

Section 9.                              Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three (3) business days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(a)           To the Employer:

Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Attention:  Chairman of the Board

with a copy (which shall not be deemed notice) to:

Peter H. Ehrenberg, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068

(b)           To the Executive:

to the Executive at the Executive’s
address listed above,

or to such other address as either party shall have previously specified in writing to the other.

Section 10.                              No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 11.                              Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive, the Employer and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Executive and may not be assigned by the Executive without the prior written consent of the Employer’s Board of Directors, as evidenced by a resolution of the Board.  Any attempted assignment in violation of this Section 11 shall be null and void.

Section 12.                              Governing Law; Consent to Jurisdiction; Arbitration.  This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof.  Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  The parties agree that the arbitrator in any such matter shall be directed to award reasonable attorneys’ fees to the prevailing party.  The arbitrator shall also be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing party.  The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial.  Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the District of New Jersey and any state court of competent jurisdiction in the State of New Jersey that is located in Essex County (and in the appropriate appellate courts from any of the foregoing).  Notwithstanding the foregoing, the Executive and the Employer agree that, prior to submitting a dispute under this Agreement to arbitration, the parties shall submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Employer or affect any other right of the Employer).

Section 13.                              Entire Agreement.  This Agreement shall constitute the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between them with respect to such matters.

Section 14.                              Amendments.  This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

Section 15.                              Survivorship.  The provisions of Sections 5 through 13 hereof and this Section 15 shall survive the termination of this Agreement.

Section 16.                              Key Man Life Insurance.  If requested by the Employer, the Executive agrees to cooperate with the Employer in obtaining any key man life insurance coverage insuring the Executive’s life and to submit to such physical examinations as may be needed to secure such coverage, it being understood that the Employer shall pay any and all premiums related to any such key man life insurance.

Section 17.                              Counterparts.  This Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 18.                              Legal Counsel.  The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable period of time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Employer as to its contents.  The Executive and the Employer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

Section 19.                              Expenses.  The Employer shall reimburse the Executive for his legal fees incurred in connection with negotiating this Agreement, up to a maximum of $7,500, upon the Executive’s presentation of applicable invoices.

Section 20.                              Section 409A.   This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder.  Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of the payments and benefits of Section 5 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment as a result of the termination of the Executive’s employment that would otherwise be due hereunder within six months after such termination of employment shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

[Signatures on following page.]

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Executive has signed this Agreement, all as of the first date written above.

WILSHIRE ENTERPRISES, INC.

By:	/s/ Sherry Wilzig Izak
Sherry Wilzig Izak
Chairman of the Board

EXECUTIVE:

/s/ Kevin B. Swill
Kevin B. Swill